Exhibit 99.1

SWS Group, Inc. Expects 22-26 Cents per Diluted Share First Quarter Earnings

Including a Counterparty Deficit of 13 Cents per Diluted Share

DALLAS, October 16, 2008 — SWS Group, Inc. (NYSE: SWS) announced today that it expects to earn 22 to 26 cents per diluted share for the company’s first fiscal quarter ended Sept. 26, 2008.

The expected earnings per diluted share number includes a charge of $5.4 million, or 13 cents per share, related to a collateral deficit securing a counterparty obligation of Lehman Brothers, which is seeking the protection of the Securities Investor Protection Corporation (SIPC), the company said. The company reported earnings per diluted share of 28 cents in the first quarter of last year.

SWS expects to report its earnings after the market closes on Nov. 3, 2008.

“Traditionally we have not provided quarterly guidance,” said SWS Group President and CEO Donald W. Hultgren. “However, in light of the current economic and market turmoil, we believe it is in the best interests of the company and its stakeholders to make this information publicly available now.”

Hultgren said the company had been working to reduce its counterparty exposure to Lehman Brothers but experienced the counterparty deficit as a result of Lehman Brothers declaring bankruptcy on Sept. 19, 2008. Lehman Brothers had an obligation to SWS for stock borrowed of approximately $10.3 million at the time of the bankruptcy filing, which was backed by approximately $9.7 million in collateral. Subsequent sales and revaluation of the remaining collateral is expected to result in a $5.4 million deficit.

SWS plans to make a claim to SIPC and negotiate with other counterparties to mitigate the deficit. However, the potential for a successful recovery is unknown at this time.

(more)

SWS Anticipates First Quarter Earnings / 2

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., SWS Financial Services, Inc., M.L. Stern & Co., Southwest Securities, FSB and Southwest Insurance Agency. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

Forward-Looking Statements

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, our ability to recover any of the $5.4 million deficit related to the collateral securing certain counterparty obligations of Lehman Brothers, the volume of trading in securities, the volatility of securities prices and interest rates, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

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CONTACT:	Jim Bowman, Vice President -Corporate Communications, (214) 859-9335 jbowman@swst.com